Exhibit 99.1

Hypogonadal Men with and without Cardiovascular Disorders Benefit from LPCN 1021 (Oral Testosterone) – SOAR (Study of Androgen Replacement) Trial

Mohit Khera, MD1, Adrian S Dobs, MD, MHS2, Christina Wang, MD3, Jed C. Kaminetsky, MD4, Irwin Goldstein, MD5, Anthony DelConte, MD6,7, Nachiappan Chidambaram7, Satish Nachaegari7, Mahesh Patel7, Martin M. Miner, MD8

1Baylor College of Medicine, Houston, TX 2Johns Hopkins University School of Medicine, Baltimore, MD, 3 Harbor-UCLA Medical Center and Los Angeles Biomedical Research Institute, Torrance, CA, 4University Urology Associates, New York, NY, 5Alvarado Hospital, San Diego, CA, 6Saint Joseph’s University, Philadelphia, PA, 7Lipocine, Inc. Salt Lake City, UT, 8Brown University and the Miriam Hospital, Providence, RI

Introduction:  Testosterone therapy (TTh) is indicated for treating hypogonadal men with low serum testosterone (T) levels and related symptoms. However, T products administered as topical or parenteral T formulations are associated with inadvertent T transference, poor compliance, and superphysiologic T levels in some patients. There is a need for T formulations that improve patient compliance, mitigate transference, and achieve more consistent serum T levels. LPCN 1021 is a novel oral T undecanoate formulation assessed in a Phase 3 (SOAR) trial that may avoid some of the undesirable attributes of non-oral T formulations. Long-term cardiovascular outcomes of TTh is unknown with studies of TTh and cardiovascular safety providing inconsistent results.

Methods:  SOAR is a randomized, active–controlled, 2-arm, 12-months, open-label, multicenter, dose-titration trial that included 314 hypogonadal (T<300ng/dl on 2 separate days) men between the ages of 18 and 80 years old.  Participants were randomized to either LPCN 1021 (n=210) or Androgel® 1.62% (n=104).  Of the 314 randomized hypogonadal men, 164 (52%) of them had a comorbid condition of cardiovascular disorder (CVD+) at baseline. The LPCN 1021 dose could be titrated up (e.g. if T Cave, 24h <300 mg/dL) or down (e.g. if T Cmax was >1500 mg/dL) at weeks 4 and 8 based on 24 h PK, if required.  Androgel 1.62% was titrated based on manufacturer’s instruction. Sexual function and mood changes were assessed by the Psychosexual Daily Questionnaire (PDQ) for 7 days preceding visits. In addition, quality of life (QoL) was assessed by the SF-36 questionnaire at weeks 1and 52 (end of study, EOS).

Results:  Hypogonadal subjects with CVD+ (n=164; 52%) were significantly older (p<0.001), and had higher SHBG levels (p=0.002), and greater vitality (p=0.028); baseline T levels were comparable (p=NS). Men with CVD+ had worse erections (p=0.010) and more difficulty maintaining erections (p=0.001) compared to hypogonadal subjects without CVD at baseline. Treatment with LPCN 1021 resulted in greater reduction of LDL, cholesterol and triglycerides in hypogonadal subjects with CVD+ compared to those without CVD both at baseline (p=0.033, p=0.011 and p=0.091) and EOS (p=0.005, p<0.001 and p=0.014), respectively. Non-significant differences were observed for the same parameters with Androgel 1.62%. In addition, hypogonadal patients with CVD+ treated with LPCN 1021 had significant improvements at EOS compared to baseline for vitality (p=0.006), depressed mood (p<0.001), mental component summary (p=0.017), penile rigidity (p<0.001) and ability to maintain erections (p<0.001).

Conclusions: Twice daily administration of oral LPCN 1021 improves psychosexual symptoms in hypogonadal men with or without CVD.